Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders of Cleveland BioLabs, Inc.:

We consent to the use in the Form l0-K of Cleveland BioLabs, Inc. (the "Company") for the fiscal year ended December 31, 2010 and the incorporation by reference in the registration statements on Form S-8 (Nos. 333-140687, 333-150542 and 333-167415) and the registration statements on Form S-3 (Nos. 333-160648, 333-167258 and 333-169883) of the Company of our report dated March 11, 2011, with respect to the balance sheets of Cleveland BioLabs, Inc. as of December 31, 2010 and 2009, and the related statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2010, and internal controls which report appears in the December 31, 2010 annual report on Form 10-K of the Company.

MEADEN & MOORE, LTD.
Independent Registered Public Accounting Firm

Cleveland, Ohio March 11, 2011